CONSENT OF INDEPENDENT AUDITORS

The Board of Trustees and Shareholders
Monarch Funds:

We consent to the use of our report dated October 4, 2002 on the statements of assets and liabilities of Monarch Treasury Cash Fund, Monarch Government Cash Fund and Monarch Cash Fund as of August 31, 2002, and the related statements of operations, statements of changes in net assets and financial highlights for each of the years or periods presented, incorporated by reference in Post-Effective Amendment No. 32, to Registration Statement on Form N-1A under the Securities Act of 1933.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectuses and "Independent Auditors" in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts
April 23, 2003